Exhibit (a)(1)(G)

KUSHCO HOLDINGS, INC.

Form of e-mail regarding confirmation of receipt of Notice of Withdrawal

Subject: Option Exchange Program—Personal and Confidential

KushCo Holdings, Inc. acknowledges receipt of your Notice of Withdrawal from Participation in the Option Exchange Program in KushCo Holdings, Inc.’s option exchange program (the “Exchange Offer”).

By submitting this Notice of Withdrawal from Participation in the Option Exchange Program, you have now validly withdrawn the Notice of Election to Participate in the Option Exchange Program covering eligible stock options to purchase common stock (the “Eligible Options”) that you previously submitted. The Eligible Options covered by this Notice of Withdrawal from Participation in the Option Exchange Program will remain outstanding pursuant to their current terms and conditions.

If you change your mind, you may submit a new completed and signed Notice of Election to Participate in the Option Exchange Program. We must receive this new Notice of Election to Participate in the Option Exchange Program by 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the formal “Offer to Exchange” document and other materials in the Tender Offer Statement on Schedule TO filed by the Company with the SEC, which was previously provided to you and can be accessed at www.sec.gov.

This notice does not constitute the “Offer to Exchange.” You should read the Tender Offer Statement on Schedule TO and exhibits, including the “Offer to Exchange,” dated July 31, 2020, because they contain important information about the Exchange Offer. You can access these documents at the SEC’s website at www.sec.gov. Neither KushCo Holdings, Inc. nor the Board of Directors is making any recommendation as to whether or not you should participate in the Exchange Offer. You must make your own decision as to whether or not to participate, and KushCo Holdings, Inc. strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.